SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  ------------

                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): September 3, 1997



                                   ITRON, INC.
               (Exact name of registrant as specified in charter)


                    Washington                               0-22418
   (State or other jurisdiction of incorporation)    (Commission File Number)
                                    91-101179
                      (IRS Employer Identification No.)



                            2818 North Sullivan Road
                         Spokane, Washington 99216-1897
               (Address of principal executive offices) (Zip Code)



                                 (509) 924-9900
              (Registrant's telephone number, including area code)

Item 5.  Other Events

         Itron has received a complaint which was filed in the Superior Court of the State of Washington, County of Spokane, (Civil Action No. 97204889-8) against the Company, its President and Chief Executive Officer, Johnny M. Humphreys, Itron Board Chairman Paul A. Redmond, Itron Director Jon E. Eliassen, and Washington Water Power Company. The complaint, filed by plaintiff Katya M. Haub, purports to be brought on behalf of herself and a class of all others similarly situated. The class period alleged is identical to that alleged in a previously-filed proposed class action (Epstein v. Itron, et al.) filed in the United States District Court for the Eastern District of Washington at Spokane. The complaint alleges, among other matters, that the defendants are liable for claims made under the Washington State Securities Act, the Washington State Consumer Protection Act, and the common law of negligent misrepresentation and seeks monetary damages, costs, attorneys' fees and unspecified equitable or injunctive relief. The complaint generally alleges that the defendants were responsible for materially incorrect statements about Itron's business, markets, and future prospects including allegedly misleading statements with respect to the development and deployment of Itron's fixed network system. On September 3, 1997, Itron and Mr. Humphreys agreed to accept service of process of the complaint. The Company has not filed an answer to the complaint as yet. However, based on its preliminary review of the complaint, the Company believes it has good defenses to the claims alleged, and the Company intends to vigorously defend itself against this action.

         There can be no assurance that the Company will prevail in the above action or that, even if it does prevail, the costs incurred by the Company in connection therewith will not have a material adverse effect on the Company's business, financial condition and results of operations.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   ITRON, INC.



                                        By: /s/ David G. Remington
                                        David G. Remington
                                        Chief Financial Officer
                                        (Authorized Officer and
                                         Principal Financial Officer)



Dated:  September 4, 1997